UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)      April 22, 2004

Safety Components International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

41 Stevens Street, Greenville, South Carolina 29605

(Address, Including Zip Code, of Principal Executive Offices)

(864) 240-2600

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

     On April 22 and April 23, 2004, certain members of the management of Safety Components International, Inc. (the “Company”), including John C. Corey, President and Chief Executive Officer; Brian P. Menezes, Vice President and Chief Financial Officer; and Daniel J. Karney, Vice President and General Manager of ASCI Europe; entered into separate, prearranged stock trading plans in accordance with the Securities and Exchange Commission’s Rule 10b5-1 and the Company’s policies with respect to insider sales of the Company’s common stock, par value $.01 per share (the “Common Stock”).

     Written predetermined trading plans adopted in accordance with Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended, permit corporate insiders to buy and sell a specified number of their company’s stock at future dates in accordance with the plan schedule. These plans permit insiders to change their investment portfolio gradually, thereby minimizing the market effects of stock sales by spreading sales out over an extended period of time. An insider may only enter into such a plan while he or she is not in possession of any material, nonpublic information. Once a plan is established, the insider does not retain or exercise any discretion over sales of stock under the plan, and the preplanned trades can be executed at later dates as set forth in the plan, without regard to any subsequent material nonpublic information that the insider might receive.

     The respective 10b5-1 trading plans allow: Mr. Corey to sell up to 193,000 shares of Common Stock; Mr. Menezes to sell up to 102,000 shares of Common Stock; and Mr. Karney to sell up to 60,900 shares of Common Stock. The sales will occur from time to time in a systematic manner in accordance with the trading plans. Mr. Corey’s trading plan became effective on April 22, 2004 and will terminate on April 21, 2005 or when all of the shares subject to the plan are sold. Mr. Menezes’ trading plan became effective on April 23, 2004 and will terminate on April 22, 2005 or when all of the shares subject to the plan are sold. Mr. Karney’s trading plan becomes effective on April 26, 2004 and will terminate on April 26, 2005 or when all of the shares subject to the plan are sold.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safety Components International, Inc.

Date: April 23, 2004	By:	/s/ Brian P. Menezes

	Name:	Brian P. Menezes